Exhibit 99.11

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

August 8, 2011

The Lazard Funds, Inc.

30 Rockefeller Plaza

New York, New York 10112

Ladies and Gentlemen:

We have acted as counsel to The Lazard Funds, Inc. (the "Fund") in connection with the issuance of up to 150 million shares (the "Shares") of its Common Stock, par value $.001 per share, consisting of shares ("Open Shares") of three newly authorized portfolios (the "Series") designated as the Lazard U.S. Realty Income Portfolio, the Lazard U.S. Realty Equity Portfolio and the Lazard International Realty Equity Portfolio.

We have examined copies of the Charter and By-Laws of the Fund, the Fund's Registration Statement on Form N-14 (the "Registration Statement"), File Nos. 333-175202 and 811-06312, and the prospectus contained therein, substantially in the form in which the Registration Statement registering the Shares is to become effective (the "Prospectus"), and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectus are, to the extent of the number of Open Shares of the Series authorized in the Fund's Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

In rendering this opinion, we have relied as to all matters of Maryland law on an opinion of Venable LLP, of even date herewith.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to us in the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

August 8, 2011

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Re:   The Lazard Funds, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel for The Lazard Funds, Inc., a Maryland corporation (the “Fund”), in connection with the issuance of up to 150 million shares (the “Shares”) of its Common Stock, par value $.001 per share, consisting of shares (“Open Shares”) of three newly authorized portfolios (the “Series”), each having 50 million Open Shares, and designated respectively as the Lazard U.S. Realty Income Portfolio, the Lazard U.S. Realty Equity Portfolio, and the Lazard International Realty Equity Portfolio.

As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Prospectus included in its Registration Statement on Form N-14, File Nos. 333-175202 and 811-06312 (the “Registration Statement”), substantially in the form in which the Registration Statement registering the Shares is to become effective (the “Prospectus”).

We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Prospectus are, to the extent of the number of Open Shares of the Series authorized in the Fund’s Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due incorporation and the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland

Stroock & Stroock & Lavan LLP
August 8, 2011

Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or “Blue Sky” laws of Maryland, to federal securities laws or to other laws.

This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Venable LLP